Exhibit 3.1.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

VIRGINIA FINANCIAL GROUP, INC.

1.	Name of Corporation. The name of the Corporation is Virginia Financial Group, Inc.

2.	Text of Amendment. The text of the amendment to the Articles of Incorporation of the Corporation is as follows:

Section 1 of Article III of the Articles of Incorporation of the Corporation shall be deleted in its entirety and replaced with the following text:

“Section 1. The total number of shares of capital stock that the Corporation shall have authority to issue is 30,000,000, of which 25,000,000 shares shall be shares of common stock, par value $1.00 per share (“Common Stock”), and 5,000,000 shares shall be shares of preferred stock, no par value per share (“Preferred Stock”).”

3.	Adoption by Board of Directors. On August 15, 2006, more than two-thirds of the Corporation’s Board of Directors found the amendment to the Articles of Incorporation to be in the best interest of the Corporation and adopted and approved the amendment to the Articles of Incorporation. The only amendment to the Articles of Incorporation is to change the par value of the common stock of the Corporation. Therefore, under Virginia Code Section 13.1-706, no shareholder approval of the amendment is required.

Date: August 15, 2006

VIRGINIA FINANCIAL GROUP, INC.

By:	/s/ O.R. Barham, Jr..
Name:	O.R. Barham, Jr.
Title:	President and Chief Executive Officer

4